EXHIBIT 16.1

June 21, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Man FRM Managed Futures Strategies LLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Man FRM Managed Futures Strategies LLC dated June 16, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

Item 4.01     Changes in Registrant’s Certifying Accountant.

(a)         FRM Investment Management (USA) LLC is the manager (the “Manager”) of Man FRM Managed Futures Strategies LLC (the “Fund”). On June 16, 2016, the Manager, on behalf of the Fund, dismissed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Fund.

The reports of PwC on the Fund’s financial statements for each of the fiscal years ended December 31, 2014 and December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2014 and December 31, 2015 and during the period from December 31, 2015 through the date of this Form 8-K, the Fund has had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter thereof in their reports on the financial statements of the Fund for such periods. There were no reportable events (as defined in paragraphs (A) through (D) of Regulation S-K Item 304(a)(1)(v)) during the fiscal years ended December 31, 2014 and December 31, 2015 or during the subsequent period from December 31, 2015 through the date of this Form 8-K.

The Manager, on behalf of the Fund, requested that PwC furnish a letter addressed to the Commission stating whether PwC agrees with the above statements. A copy of PwC’s letter dated June 21, 2016, is filed as an Exhibit hereto.